As filed with the Securities and Exchange Commission on September 4, 2025

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933

CASEY’S GENERAL STORES, INC.

(Exact name of registrant as specified in its charter)

Iowa	42-0935283
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One SE Convenience Blvd. Ankeny, Iowa 50021 Telephone: (515) 965-6100
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Casey’s General Stores, Inc. 2025 Stock Incentive Plan

(Full Title of the Plan)

Scott Faber

VP, Deputy General Counsel & Corporate Secretary

Casey’s General Stores, Inc.

One SE Convenience Blvd.

Ankeny, Iowa 50021

Telephone: (515) 965-6100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
Emerging growth company	☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed to register 1,650,000 shares of common stock, no par value (the “Common Stock”), of Casey’s General Stores, Inc. (the “Registrant”), reserved for issuance under the Registrant’s 2025 Stock Incentive Plan (the “Plan”). The Board adopted the Plan as a restatement of the Registrant’s legacy omnibus incentive compensation plan, and the Plan was approved by the Registrant’s shareholders on September 3, 2025.

PART I

INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which previously have been filed by the Registrant with the Commission, are incorporated herein by reference and made a part hereof:

1.	The Registrant’s Annual Report on Form 10-K for the fiscal year ended April 30, 2025 (the “Annual Report”), as filed with the Commission on June 23, 2025, including the portions of the Registrant’s Definitive Proxy Statement on Schedule 14A for its 2025 annual meeting of shareholders filed with the Commission on July 23, 2025 that are incorporated by reference into the Annual Report;
2.	The Registrant’s Current Report on Form 8-K filed with the Commission on June 9, 2025 (excluding Item 2.02 and Exhibit 99.1 thereto); and
3.	The description of the Common Stock contained in the Registrant’s Registration Statement on Form S-3D (No. 333-35393) filed with the Commission on September 11, 1997 under the Exchange Act, as updated by Exhibit 4.9 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended April 30, 2024, as filed with the Commission on June 24, 2024, and any amendment or report filed for the purpose of updating such description.

All other reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents. Unless expressly incorporated into this Registration Statement, any document or portion thereof deemed to be furnished and not filed by the Registrant pursuant to the rules and regulations of the Commission shall not be deemed to be incorporated by reference into this Registration Statement, to the extent so furnished and not filed.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statements. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 490.202 of the Iowa Business Corporation Act (“IBCA”) allows each corporation organized thereunder, such as the Registrant, to include a provision in the articles of incorporation permitting or making obligatory the indemnification of a director for liability to any person for any action taken, or any failure to take any action, as a director, except liability for (i) the receipt of a financial benefit to which the person is not entitled, (ii) an intentional infliction of harm on the corporation or its shareholders, (iii) unlawful distributions to shareholders, or (iv) an intentional violation of criminal law. Section B of Article X of the Second Restatement of the Restated and Amended Articles of Incorporation, as Amended, of the Registrant requires the Registrant to provide indemnification to directors and officers of the Registrant to the fullest extent permitted by the IBCA, as it exists or may be amended, subject to certain limited exceptions including that no such indemnification shall be provided for any proceeding wherein it shall be determined by final judicial decision that such director or officer is liable (i) for a breach of the director’s duty of loyalty to the Registrant or its shareholders, (ii) for acts or omissions not in good faith or which involve any intentional misconduct or knowing violation of the law, (iii) for a transaction from which the director derives an improper personal benefit or (iv) under former Section 496A.44 (comparable to current Section 490.833) of the IBCA related to liability for unlawful distributions.

Section 490.202 of the IBCA also permits corporations to include a provision in the articles of incorporation of each corporation organized thereunder, such as the Registrant, eliminating or limiting, with certain exceptions, the personal liability of a director of the corporation to the corporation or its shareholders for monetary damages for any action taken, or failure to take any action, as a director, except liability for (i) the amount of a financial benefit received by a director to which the director is not entitled, (ii) an intentional infliction of harm on the corporation or its shareholders, (iii) unlawful distributions to shareholders, or (iv) an intentional violation of criminal law.

Section A of Article X of the Second Restatement of the Restated and Amended Articles of Incorporation, as Amended, of the Registrant eliminates the personal liability of each director for monetary damages for breach of fiduciary duty as a director, except for liability (i) for a breach of the director’s duty of loyalty to the Registrant or its shareholders, (ii) for acts or omissions not in good faith or which involve any intentional misconduct or knowing violation of the law, (iii) for a transaction from which the director derives an improper personal benefit or (iv) under former Section 496A.44 (comparable to current Section 490.833) of the IBCA related to liability for unlawful distributions.

Said Section A, however, also contains a provision providing that if the IBCA is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Registrant shall be eliminated or limited to the further extension permitted by the IBCA, as so amended. The Registrant’s “liability shield”, therefore, is as extensive as that now allowed under Section 490.202 of the IBCA.

Section B of Article X further provides that the Registrant may, but is not required to, maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Registrant against any expense, liability or loss whether or not the Registrant would have the power to indemnify such person against such expense, liability or loss under the IBCA. The Registrant carries standard directors’ and officers’ liability coverage for its directors and officers. Subject to certain limitations, the policy reimburses the Registrant for liabilities indemnified under Article X and indemnifies directors and officers against additional liabilities not indemnified under Article X.

The foregoing statements are subject to the detailed provisions of Section 490.202 of the IBCA and Article X of the Second Restatement of the Restated and Amended Articles of Incorporation, as Amended, of the Registrant, as applicable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

EXHIBIT NUMBER	DESCRIPTION
4.1	Second Restatement of the Restated and Amended Articles of Incorporation, as amended September 5, 2018, June 28, 2019 and September 4, 2019 (incorporated by reference to Exhibit 3.1 to the Registrant's Quarterly Report on Form 10-Q filed September 9, 2019)
4.2	Seventh Amended and Restated Bylaws (incorporated by reference to Exhibit 3.1 to the Registrant's Current Report on Form 8-K filed March 7, 2023)
4.3	Casey’s General Stores, Inc. 2025 Stock Incentive Plan (incorporated by reference to Appendix B to the Registrant’s Definitive Proxy Statement on Schedule 14A filed July 23, 2025)
5.1*	Opinion of Faegre Drinker Biddle & Reath LLP
23.1*	Consent of KPMG LLP
23.2*	Consent of Faegre Drinker Biddle & Reath LLP (included as part of Exhibit 5.1)
24.1*	Powers of Attorney (included on the signature page of this Registration Statement).
107.1*	Filing Fee Table

* Filed herewith.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ankeny, State of Iowa, on the 4th day of September, 2025.

CASEY’S GENERAL STORES, INC.

By:	/s/ Darren M. Rebelez
Darren M. Rebelez
President and Chief Executive Officer

KNOW ALL BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Darren M. Rebelez and Stephen P. Bramlage, Jr., and each of them acting individually, as his or her true and lawful attorney-in-fact, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities (unless revoked in writing), to sign any and all amendments (including post-effective amendments thereto) to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to such attorney-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as full to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agents, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. This document may be executed in counterparts that when so executed shall constitute one registration statement, notwithstanding that all of the undersigned are not signatories to the original of the same counterpart.

Signature	Title	Date

/s/ Darren M. Rebelez	President and Chief Executive Officer and Director	September 3, 2025
Darren M. Rebelez	(Principal Executive Officer)

/s/ Stephen P. Bramlage, Jr.	Chief Financial Officer	September 3, 2025
Stephen P. Bramlage, Jr.	(Principal Financial and Accounting Officer)

/s/ Judy A. Schmeling	Director	September 3, 2025
Judy A. Schmeling

/s/ Sri Donthi	Director	September 3, 2025
Sri Donthi

/s/ Donald E. Frieson	Director	September 3, 2025
Donald E. Frieson

/s/ Cara K. Heiden	Director	September 3, 2025
Cara K. Heiden

/s/ David K. Lenhardt	Director	September 3, 2025
David K. Lenhardt

/s/ Maria Castañón Moats	Director	September 3, 2025
Maria Castañón Moats

/s/ Larree M. Renda	Director	September 3, 2025
Larree M. Renda

/s/ Michael Spanos	Director	September 3, 2025
Michael Spanos

/s/ Gregory A. Trojan	Director	September 3, 2025
Gregory A. Trojan

/s/ Allison M. Wing	Director	September 3, 2025
Allison M. Wing